Exhibit 4.1

THE AES CORPORATION

as Issuer

AND

WELLS FARGO BANK MINNESOTA, N.A.

as Trustee

TENTH SUPPLEMENTAL INDENTURE

Dated as of February 13, 2004

TO

SENIOR INDENTURE

Dated as of December 8, 1998

7.750% Senior Notes due 2014

The TENTH SUPPLEMENTAL INDENTURE, is dated as of this 13th day of February, 2004 (the “Tenth Supplemental Indenture”), between THE AES CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Company”), and WELLS FARGO BANK MINNESOTA, N.A. as successor trustee to BANK ONE, NATIONAL ASSOCIATION, a national banking association, as trustee (hereinafter referred to as the “Trustee”).

WHEREAS, the Company entered into a Senior Indenture dated as of December 8, 1998 between the Company and the Trustee to provide for the future issuance of its senior debentures, notes or other evidences of indebtedness (collectively, the “Securities”), said Securities to be issued from time to time in series as might be determined by the Company pursuant to the Indenture and, in an unlimited aggregate principal amount;

WHEREAS, the Company and the Trustee have entered into a First Supplemental Indenture, a Second Supplemental Indenture, a Third Supplemental Indenture, a Fourth Supplemental Indenture, a Fifth Supplemental Indenture, a Sixth Supplemental Indenture, a Seventh Supplemental Indenture, an Eighth Supplemental Indenture and a Ninth Supplemental Indenture providing for the creation and issuance of various series of Securities and/or amendments to the Indenture (the Indenture, as so amended and supplemented by the forgoing supplemental indentures and this Tenth Supplemental Indenture is hereinafter referred to as, the “Indenture”);

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 7.750% Senior Notes due 2014 (said series being hereinafter referred to as the “Series H Senior Notes”), the form and substance of such Series H Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Tenth Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Tenth Supplemental Indenture, and all requirements necessary to make this Tenth Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Series H Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company; and

NOW, THEREFORE, in consideration of the purchase and acceptance of the Series H Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Series H Senior Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION  1.1.  TERMS DEFINED IN THE INDENTURE.

Each capitalized term used but not defined in this Tenth Supplemental Indenture shall have the meaning assigned to such term in the Indenture.

SECTION  1.2.  CERTAIN DEFINITIONS.

The following definitions are hereby added to the definitions contained in Section 1.1 of the Indenture, but only with respect to the Series H Senior Notes issued in accordance with the provisions hereof:

“Attributable Debt” means the present value (discounted at the rate of 7.750% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of the Company and its Subsidiaries contained in the latest annual report to the stockholders of the Company and prepared in accordance with GAAP.

“DTC” shall have the meaning provided in Section 2.1 hereof.

“Funded Debt” means indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of the determination of the amount thereof.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of the Company determine in good faith is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety.

ARTICLE TWO

THE SERIES H SENIOR NOTES

SECTION  2.1.  FORM.

The Series H Senior Notes shall be substantially in the form of Exhibit A hereto, which is a part of this Tenth Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Tenth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers of the Company executing such Series H Senior Notes, as evidenced by their execution of the Series H Senior Notes.

The Series H Senior Notes will initially be issued as Registered Global Securities.

The Company initially appoints The Depository Trust Company (“DTC”) and the Trustee to act as Depositary and custodian, respectively, with respect to the Series H Senior Notes.

The Company initially appoints the Trustee to act as Paying Agent and Registrar with respect to the Series H Senior Notes.

SECTION  2.2.  DESIGNATION AND AMOUNT.

(a)           The Series H Senior Notes shall be entitled the “7.750% Senior Notes due 2014” of the Company.

(b)           The Trustee shall authenticate and deliver Series H Senior Notes for original issue on the date hereof in an aggregate principal amount of $500,000,000.

(c)           The Company may, subject to the terms of the Indenture and applicable law, issue additional Series H Senior Notes under this Tenth Supplemental Indenture.  The Series H Senior Notes issued on February 13, 2004 and any additional Series H Senior Notes subsequently issued shall be treated as a single class for all purposes of this Tenth Supplemental Indenture.

SECTION  2.3.  INTEREST.

Interest on the Series H Senior Notes shall be payable in the amount, on the dates and in the manner provided for in the form of the Series H Senior Note attached hereto as Exhibit A.

SECTION  2.4.  DENOMINATIONS.

The Series H Senior Notes shall be Registered Securities in denominations of $1,000 or any integral multiple thereof.

SECTION  2.5.  PLACE OF PAYMENT.

The place of payment for the Series H Senior Notes shall be the Borough of Manhattan, The City of New York, or Minneapolis, Minnesota.  So long as the Series H Senior Notes are in the form of Registered Global Securities, the Company agrees that payments of interest on, and any portion of the Principal of, the Series H Senior Notes shall be made by the Paying Agent, upon receipt from the Company of immediately available funds, directly to the Depositary (by Federal funds wire transfer).

ARTICLE THREE

OPTIONAL REDEMPTION OF
THE SERIES H SENIOR NOTES

SECTION  3.1.  OPTIONAL REDEMPTION.

The Series H Senior Notes may be redeemed at the option of the Company, as a whole or from time to time in part, at the times and at the Redemption Price specified in the form of the Series H Senior Note attached hereto as Exhibit A.

ARTICLE FOUR

ADDITIONAL COVENANTS APPLICABLE
TO THE SERIES H SENIOR NOTES

SECTION  4.1.  RESTRICTIONS ON SECURED DEBT.

If the Company shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property or any capital stock or indebtedness held directly by the Company of any Subsidiary of the Company, the Company shall secure the Series H Senior Notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets of the Company.

The foregoing restriction shall not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of the Company, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of the Company or any Subsidiary, (d) liens in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any Series H Senior Note is authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900,000,000 at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive.

SECTION  4.2.  RESTRICTIONS ON SALES AND LEASEBACKS.

The Company shall not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) the Company could incur a lien on such property under the restrictions described in Section 4.1 hereof in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Series H Senior Notes or (b) the Company, within 180 days after the sale or transfer by the Company, applies to the retirement of its Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased as determined by the board of directors of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (A) the principal amount of any Series H Senior Notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation, and (B) the principal amount of Funded Debt, other than Series H Senior Notes, voluntarily retired by the Company within 180 days after such sale or transfer; provided further that no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

ARTICLE FIVE

ADDITIONAL EVENTS OF DEFAULT APPLICABLE
TO THE SERIES H SENIOR NOTE

SECTION  5.1.  ADDITIONAL EVENTS OF DEFAULT.

Pursuant to Section 6.1 (f) of the Indenture, an “Event of Default” shall be deemed to occur with respect to the Series H Senior Notes if an event of default, as defined in any indenture or instrument evidencing or under which the Company has as of the date of this Tenth Supplemental Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (a) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (b) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of the Company in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by the Company, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of the Series H Senior Notes at the time outstanding; and provided further that if such default shall be remedied or cured by the Company or waived by the holder of such indebtedness, then the Event of Default described under this Tenth Supplemental Indenture shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any Holder of Series H Senior Notes or any other person.

ARTICLE SIX

MISCELLANEOUS PROVISIONS

SECTION  6.1.  RATIFICATION.

The Indenture, as supplemented by this Tenth Supplemental Indenture, is in all respects ratified and confirmed.  This Tenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided herein and therein.

SECTION  6.2.  COUNTERPARTS.

This Tenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

THE AES CORPORATION, as
the Company

By:
Name:
Title:

Attest:

By:
Name :
Title:

WELLS FARGO BANK MINNESOTA, N.A.,
as Trustee

By:
Name:
Title:

Attest:

By:
Name :
Title:

EXHIBIT A

[FORM OF FACE OF SERIES H SENIOR NOTE]

This Series H Senior Note is a Registered Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary.  This Series H Senior Note is exchangeable for Series H Senior Notes registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture.  Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this Security may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Unless this Series H Senior Note is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Series H Senior Note issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

No. 1	CUSIP NO.:	00130HBC8
	ISIN NO.:	US00130HBC88

$500,000,000

7.750% SENIOR NOTE DUE 2014

THE AES CORPORATION promises to pay
to Cede & Co. or registered assigns the principal sum of
FIVE HUNDRED MILLION DOLLARS ($500,000,000) on
March 1, 2014.

Interest Payment Dates: March 1 and September 1 of each year, commencing September 1, 2004

Record Dates:  The fifteenth calendar day prior to each Interest Payment Date.

By:
Authorized Signature

By:
Authorized Signature

Dated:  February 13, 2004

Certificate of Authentication

This is one of the 7.750% Senior Notes due 2014 referred to in the within-mentioned Indenture.

Wells Fargo Bank Minnesota, N.A., as Trustee

By:
Authorized Signature

[REVERSE OF FORM OF SERIES H SENIOR NOTE]

THE AES CORPORATION

7.750% SENIOR NOTE DUE 2014

1.     Interest.  THE AES CORPORATION, a Delaware corporation (the “Company,” which definition shall include any successor thereto in accordance with the Indenture (as defined below), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the reverse side hereof at a rate of 7.750% per annum.  Interest on the Series H Senior Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from February 13, 2004 through but excluding the date on which interest is paid.  Interest shall be payable in arrears on March 1 and September 1 of each year (each an “Interest Payment Date”), commencing September 1, 2004.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.     Method of Payment.  The Company will pay interest on the Series H Senior Notes (except defaulted interest) to the Persons who are registered Holders of Series H Senior Notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date (each, a “Regular Record Date”).  Holders must surrender Series H Senior Notes to a Paying Agent to collect principal payments.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  At the Company’s option, interest may be paid by check mailed to the registered address of the Holder of this Series H Senior Note.

3.     Paying Agent and Registrar.  Initially, Wells Fargo Bank Minnesota, N.A. (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice.

4.     Indenture.  The Company issued the Series H Senior Notes under an Indenture dated as of December 8, 1998 between the Company and the Trustee as supplemented by the Ninth Supplemental Indenture dated as of April 3, 2003 and the Tenth Supplemental Indenture dated as of February 13, 2004 between the Company and the Trustee (said Indenture, as so supplemented, the “Indenture”).  This Series H Senior Note is one of an issue of Securities of the Company issued under the Indenture.  The terms of the Series H Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as amended from time to time.  The Series H Senior Notes are subject to all such terms, and Holders of the Series H Senior Notes are referred to the Indenture and such Act for a statement of them.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture.  The Series H Senior Notes are general unsecured and unsubordinated obligations of the Company ranking pari passu with all of the Company’s unsecured and unsubordinated obligations.  The Company may, subject to the terms of the Indenture and applicable law, issue additional Series H Senior Notes under the Tenth Supplemental Indenture.  The Series H Senior Notes issued on February 13, 2004 and any additional Series H Senior Notes subsequently issued shall be treated as a single class for all purposes of the Tenth Supplemental Indenture.  The Indenture limits the ability of the Company to incur certain secured indebtedness and to enter into certain sale and leaseback transactions.

5.     Optional Redemption.  The Series H Senior Notes are subject to redemption upon not less than 30 nor more than 60 days notice mailed to each holder of Series H Senior Notes to be redeemed at its address appearing in the Security Register, at any time prior to maturity as a whole or in part, at the election of the Company at a price (the “Redemption Price”) equal to the sum of (i) 100% of the principal amount thereof plus accrued interest to the redemption date plus (ii) the Make-Whole Amount, if any.

“Make-Whole Amount” means the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the Business Day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over (ii) the aggregate principal amount of the Series H Senior Notes being redeemed.

“Reinvestment Rate” means 0.75% (three-quarters of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

6.     Sinking Fund.  No sinking fund is provided for the Series H Senior Notes.

7.     Denominations, Transfer, Exchange.  The Series H Senior Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  A Holder may transfer or exchange Series H Senior Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture.  The Registrar need not transfer or exchange any Series H Senior Notes or portion of a

Series E Series Note selected for redemption, or transfer or exchange any Series E Series Notes for a period of 15 days before selection of such Series E Series Notes to be redeemed.

8.     Persons Deemed Owners.  The registered holder of a Series H Senior Note may be treated as the owner of it for all purposes.

9.     Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request.  After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

10.   Amendment, Supplement, Waiver.  The Company and the Trustee may, without the consent of the holders of any outstanding Series H Senior Notes, amend, waive or supplement the Indenture or the Series H Senior Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939 or making any other change that does not adversely affect the rights of any Holder in any material respect.  Other amendments and modifications of the Indenture or the Series H Senior Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities of all series affected, subject to certain exceptions requiring the consent of the Holders of the particular Series H Senior Notes.

11.   Successor Corporation.  When a successor corporation assumes all the obligations of its predecessor under the Series H Senior Notes and the Indenture and the transaction complies with the terms of Article 5 of the Indenture, the predecessor corporation, subject to certain exceptions, will be released from those obligations.

12.   Defaults and Remedies.  Events of Default are set forth in the Indenture.  Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.1(d) or (e) of the Indenture with respect to the Company) occurs and is continuing, then the holders of not less than 25% in aggregate principal amount of the outstanding Series H Senior Notes may, or the Trustee may, declare the principal of, plus accrued interest, if any, to be due and payable immediately.  If an Event of Default specified in Section 6.1(d) or (e) of the Indenture with respect to the Company occurs and is continuing, the principal of and accrued interest on all of the Series H Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  Holders of the Series H Senior Notes may not enforce the Indenture or the Series H Senior Notes except as provided in the Indenture.  The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Series H Senior Notes.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Series H Senior Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Series H Senior Notes notice of any continuing default (except a default in payment of principal or interest or a failure to comply with Article 5 of the Indenture) if it determines in good faith that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

13.   Trustee Dealing with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

14.   No Recourse Against Others.  A director, officer, employee, stockholder or beneficiary, as such, of the Company shall not have any liability for any obligations of the Company under the Series H Senior Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of the Series H Senior Notes by accepting a Series H Senior Note waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Series H Senior Notes.

15.   Defeasance.  The Indenture contains provisions (which provisions apply to this Series H Senior Note) for defeasance at any time of (a) the entire indebtedness of the Company in respect of this Series H Senior Note and (b) certain restrictive covenants and Defaults and Events of Default, in each case upon compliance by the Company with certain conditions set forth therein.

16.   Authentication.  This Series H Senior Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Series H Senior Note.

17.   Abbreviations.  Customary abbreviations may be used in the name of a Holder of Series H Senior Notes or an assignee, such as:  TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.   GOVERNING LAW.  THE INDENTURE AND THIS SERIES H SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

The Company will furnish to any Holder of Series H Senior Notes upon written request and without charge a copy of the Indenture.  Requests may be made to:

THE AES CORPORATION
1001 North 19th Street, Suite 2000
Arlington, Virginia  22209
Telephone:  (703) 522-1315
Telecopy:  (703) 528-4510

Attention:  General Counsel

ASSIGNMENT FORM

If you the holder want to assign this Series H Senior Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Series H Senior Note to

(Insert assignee’s social security or tax ID number)
(Print or type assignee’s name, address and zip code) and irrevocably appoint agent to transfer this Series H Senior Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Series H Senior Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.